Testing the Waters Materials Related to Series #STEGO

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DESCRIPTION OF SERIES #STEGO

OWN A FULL STEGOSAURUS SKELETON UNLIKE ANY OTHER

The "BCQ 24" Stegosaurus Skeleton

Full Stegosaurus Skeletons don't come to market often, and this one will be the first since a world record sale earlier this year. In addition to being amongst the rarest dinosaur skeletons (a far rarer find than that of the T-Rex), the Stegosaurus recently took the title as "the most expensive dinosaur ever sold" after a $44.6M sale of a 79.6% bone volume Stegosaurus via Sotheby's this past July. Our example, currently known as "BCQ 24" (representing the Bone Cabin Quarry in which it was discovered) is currently in the late stages of excavation, providing us with the earliest possible entry point. Many of the most critical bones of the specimen have already been unearthed, and the specimen currently sits at just over 65% bone volume. However, significant upside potential remains in the discovery, collection, mounting, and marketing of the remaining bones, all of which are being managed by a renowned excavation team. Once the skeleton is fully mounted and publicly displayed over the next 8-12 months, we will begin the process of listing at a premier auction house or arrange a premium private sale.

Link to Investment Memo: https://rallyrd.com/steg

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RENDER
2025 COMPLETION

IPO COMING SOON

$13.75M $68.75 / SHARE

NOTIFY ME WHEN ACTIVE

OPENS IN 17 D 21 H 29 M 46 S

THE DETAILS



MARKET CAP	$13,750,000
SHARE PRICE	$68.75
NUMBER OF SHARES	200,000
INITIAL OFFERING	December 2024
CURRENT LOCATION	GeoDecor Labs - Tucson, AZ

Investment Memo

See Full Details


RENDER
2025 COMPLETION

The “BCQ 24” Stegosaurus Skeleton

MARKET CAP	$13,750,000
SHARE PRICE	$68.75
NUMBER OF SHARES	200,000
INITIAL OFFERING	December 2024
CURRENT LOCATION	GeoDecor Labs - Tucson, AZ

ASSET SPECIFICATIONS

ASSET TYPE	Stegosaurus Skeleton (Full)
ORDER	Ornithischia
SUBORDER	Thyreophora
FAMILY	Stegosauridae
GENUS	Stegosaurus / Herbivorous
EXCAVATION SITE	Morrison Formation - Albany County, WY
EXCAVATION DATE	2023 - Ongoing
TIME PERIOD	Late Jurassic
CONDITION	Excellent Quality / solid outer surfaces
PRESENTATION	Museum Mounting, 2025
LENGTH	~7 Meters
DOCUMENTATION	Osteograph
CURRENT BONE VOLUME	~65% original
EXPECTED FINAL BONE VOLUME	70%-75% original
EXPECTED EXCAVATION COMPLETION	June 2025
EXPECTED MOUNTING/DISPLAY	September 2025
ESTIMATED EXIT PERIOD	January 2026



A Rare Opportunity

Over the past half-decade at Rally with more than $100M in collectible transactions, we have cultivated deep, lasting partnerships with museums, premier auction houses, and the most influential figures across nearly every category of collectibles. Through these relationships, we have been presented an opportunity to securitize one of the rarest pre-historic assets known to exist - a complete Stegosaurus Skeleton - while the specimen is still being excavated from the upper jurassic sedimentary rock in the Morrison Formation in Northern Wyoming.



Excellent Quality Bones

To date, nearly 65% of the total bone has been recovered. Museum specimens typically fall between 40%-80% total bone, with the renaming gaps expertly filled via composite. While the quarry is currently closed for the winter months, the bulk of the remaining bone-rich dig area has been carefully removed in jacketed blocks. The excavation continues in the secure purpose-built lab of Thomas Lindgren in Tucson, Arizona. The recovered skeleton's elements are of excellent quality overall, with solid outer surfaces, and a natural dark brown patina common on fossils recovered from the Morrison Formation.



Bone Volume Relative to Price

At approximately 7 meters in length, Stegosaurus skeletons of this magnitude at any meaningful percentage of bone volume are extremely rare. This opportunity however is a first-of-its-kind as we have the ability to launch an IPO at a base price reflecting the current recovery of approximately 65% of the skeleton. As the team continues to dig and catalog additional bones, they've signaled a strong likelihood of increasing that figure to 75% or greater.


APEX
THE STEGOSAURUS

The "Apex" Effect

The geology team responsible for the discovery and excavation of BCQ 24 worked closely with many of the parties involved in the sale of Apex during the July 2024 auction, eventually selling for $44.6M, crushing estimates in a world record sale for any dinosaur to Citadel CEO Kenneth Griffin. While Apex was slightly larger than BCQ 24 at 8.2 meters, the bone volume is likely to be comparable, and BCQ 24 will be the first Stegosaurus skeleton set to enter the market since the sale.



The Completion & Exit of BCQ 24

Throughout the next 6-12 months, as the final excavation and museum mounting process is completed, we will send all investors updates complete with photos, video, commentary from Thomas Lindgren and the excavation team, and an up-to-date bone map displaying all pieces that have been added to the skeleton throughout the cataloging and mounting process.



Have any questions about the The “BCQ 24” Stegosaurus Skeleton

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STEG.

The "BCQ 24" Stegosaurus Skeleton IPO
A first-of-its-kind offering, on Rally



WINTER 2024



Overview

Market Cap......................$13,750,000

Number of Shares..............200,000

Price Per Share.................$68.75

Public Offering.................December 2024

Over the past half-decade at Rally with more than $100M in collectible transactions, we have cultivated deep, lasting partnerships with leading collectors, museums, premier auction houses, and the most influential figures across nearly every category of collectibles. These relationships have enabled us to source and curate an offering that is truly unparalleled in its scope and significance: BCQ 24.

We have secured this asset at a price of $13.75M during the late stages of excavation, providing us with the earliest possible entry point. Much of the downside risk has been mitigated, as the most critical bones of the specimen have already been unearthed. However, significant upside potential remains in the discovery, collection, mounting, and marketing of the remaining bones, all of which is being managed by a renowned excavation team that has played a pivotal role in some of the most prominent dinosaur sales in recent history.

Earlier this year, the team at Rally was presented an opportunity to securitize one of the rarest pre-historic assets known to exist - a complete Stegosaurus Skeleton - while the specimen was still being excavated from the upper jurassic sedimentary rock on a private plot of land in the Morrison Formation in Northern Wyoming.

Once the initial evidence of a potential Stegosaurus was discovered by internationally recognized expert Thomas E. Lindgren and his team in late 2023, work began to dig and catalogue as much of the skeleton as possible from a matrix composed of fine clastics, sands and clays. Now, 11 months later, both Rally and the excavation team are confident that "BCQ 24" has the chance to be one of the premier Stegosaurus skeletons in existence once fully excavated and mounted.

To date, nearly 65% of the total bone has been recovered. While the quarry is currently closed for the winter months, the bulk of the remaining bone-rich dig area has been carefully removed in jacketed blocks and the excavation continues in the secure purpose-built lab of Thomas Lindgren in Tucson, Arizona. The recovered skeleton's elements are of excellent quality overall, exhibiting nice detail, solid outer surfaces, and a natural dark brown patina common in fossils recovered from the Morrison Formation. All recovered elements have been fully cleaned and stabilized for mounting.

The full excavation is expected to be completed within 6 months, after which the specimen will undergo the museum-mounting process. The final assembly and mounting of BCQ 24 is projected to be display-ready by September 2025.

This opportunity is unique, as we have the ability to launch an offering at an IPO price reflecting the current recovery of approximately 65% of the skeleton, with a strong likelihood of increasing that figure to 75% based on excavation team estimates (museum skeletons typically range from 40% bone on the low end, to 80% on the very high end). Achieving this would position BCQ 24 as one of the most complete and pristine Stegosaurus skeletons of all time.

Our objective, in collaboration with our excavation partners, is to bring this fully mounted, museum-ready skeleton to market within approximately 18-24 months, either through auction or private sale. Given the extensive networks of both Rally and Thomas Lindgren, along with the growing demand from private collectors and recent surges in interest for dinosaur skeletons, we believe there is significant potential for an exceptional price, particularly given our early entry.

We've prepared a brief summary of all details that contribute to the value of this specific dinosaur, and the current market for this specimen and comparable-specimens.

Market Snapshot

Until 2021, the dino market was defined by two benchmark sales: 'Sue,' a 90% bone, 40-foot Tyrannosaurus rex that sold for $8.3M in October 1997, and 'Stan,' a 70% bone, 35-foot T-rex that, at the time, set the record for the most expensive dinosaur ever sold at $31.8M in October 2020. Despite a sharp rise in demand and prices that have risen dramatically over the past four years, the total number of public dinosaur sales has remained stagnant as fully intact skeletons have become increasingly scarce.

Since the sale of Stan, eight dinosaurs have publicly sold for over $6M, with eight distinct species commanding prices of $1M or more. Although only a limited number of multi-million dollar specimens have changed hands, we believe this is largely due to several factors—most notably, the scarcity of museum-quality complete skeletons and the lengthy process required for excavation, bone cataloging, and mounting for display, which typically takes 2 to 3 years start-to-finish. BCQ 24 is currently the only Stegosaurus skeleton expected to come to market within the next 12 months. In contrast to the more than 40 complete Tyrannosaurus skeletons discovered over the past 50 years, there are less than 10 museum-quality Stegosaurus skeletons worldwide, most of which are housed in public institutions.

Internationally, markets in the Middle East and Asia—with historically lower participation—have shown heightened demand and record purchasing power. In 2022, 'Stan' was revealed to have been moved to Abu Dhabi, where he will be a major attraction at the new Natural History Museum opening in 2025 (coinciding with the expected exit period for BCQ 24). Acquisitions by the world's largest dinosaur museum, China's Tianyu Museum of Nature in Shandong, reflect this trend as well, as does recent private collector participation in Asia. Notably, a triceratops skull, sold by Binoche et Giquello in 2017, is now the centerpiece of a spa hotel in China. Wealthy individuals from the Philippines, China, and Taiwan have even started bringing on advisors to curate museum-worthy private collections, with those buyers often skewing younger than their US and European counterparts.

MOST EXPENSIVE DINO SPECIMENS EVER SOLD

Public Sales / By Species


STEGOSAURUS
$44.6M
T REX
31.8
DEINONYCHUS
12.4
TRICERATOPS
7.4
GORGOSAURUS
6.1
ALLOSAURUS
3.5
DIPLODOCUS
1.8
CAMPOSAURUS
1.3

BCQ 24 Value Drivers

A dinosaur's value is driven by several key factors including rarity, quality, visual appeal, and provenance. As the excavation of BCQ 24 progresses, we are increasingly confident that this specimen will excel in each of these categories.

1- RARITY:

The rarity of BCQ 24 extends beyond the fundamental economic principle of supply and demand. Stegosaurus skeletons are approximately 8X rarer than those of Tyrannosaurus, based on documented sales. With an estimated bone volume of 65% at its current stage of excavation, this specimen is poised to rank among the rarest examples.

2- QUALITY:

The recovered skeleton's elements are of excellent quality overall, exhibiting significant detail, and solid outer surfaces. All elements collected to date have been fully cleaned and stabilized for mounting. There is no sign of "pyrite disease" or other typical mineral issues that would affect future preservation or quality of the specimen.

3- VISUAL APPEAL:

At 23 feet, with significant bones from all key sections and a natural dark brown patina, BCQ 24 has all the qualities of a museum piece and will likely require minimal composite bone substitution for mounting. At ~7" in height from floor to fin, BCQ 24 is sized right for public institutions, private homes, or commercial spaces.

(L) TIBIA-FIBULA

Recovered September 2024



PORTION OF SKULL

Recovered October 2024



continued ⟶

4- PROVENANCE:

The Morrison Formation, where this specimen was found, has consistently yielded museum-quality fossils and some of the world's most valuable skeletons for over a century. Known for exceptional bone preservation, the quarries have produced finds like the first nearly-complete Diplodocus carnegiei (now at the Carnegie Museum), 75% of all known Allosaurus fossils, and the Stegosaurus "Apex" — the most expensive dinosaur ever sold.

5- THE EXCAVATION, RESEARCH, & PRESENTATION TEAM

The expert team we're working with for the excavation and museum-mounting of BCQ 24 has been a trusted partner since the start of Rally, assisting in acquisitions and facilitating private fossil purchases on our behalf. The team lead, Thomas Lindgren, is an internationally recognized fossil expert and auction house advisor who has secured significant specimens for institutions like The American Museum of Natural History, The Field Museum, and the Smithsonian. He will play a key role in ensuring we exit this asset effectively and maximize transaction value.

The excavation of BCQ 24 is ongoing, with ~65% of the bone volume recovered to date. The current IPO value reflects this recovery total and the anticipated visual impact of the completed skeleton. Additional skull fragments, essential for the mounted display, are still being unearthed and catalogued. While the final bone volume won't be confirmed until excavation concludes in ~6 months, projections suggest that this Stegosaurus will surpass 70% bone volume, placing it among the most elite fossil discoveries in terms of completeness.

EXCAVATION IN PROGRESS

Plaster cast specimen prep to continue work during quarry off-season



DIG SITE + STEG LOCATION

Satellite view of the dig location in specimen-rich quarry


Bone Bed
BCQ 24
Barosaur
Dryosaur
Goniopholis
Allosaur


BCQ 24
Length: 7 Meters
Current Bone Volume: 65% (excavation ongoing)
Locked-In IPO Price: $13.75M
"APEX"
Length: 8.2 Meters
Bone Volume: 79.6%
Price Sold: $44.6M (July '24)
1M

The "Apex" Effect

The geology team responsible for the discovery and excavation of BCQ 24 worked closely with many of the parties involved in the sale of Apex during the July 2024 auction, eventually selling for $44.6M in a world record sale for any dinosaur to Citadel CEO Kenneth Griffin. Our research shows that the auction attracted at least seven bidders, with multiple offers exceeding $20M. Following the auction, several interested parties expressed a desire to acquire a complete Stegosaurus. BCQ 24 is currently the newest Stegosaurus skeleton set to enter the market.

With the first-ever public sale of this magnitude setting a floor at $44M+, and the very real potential for BCQ 24 to rival Apex in terms of bone volume, this opportunity is truly unique for Rally and investors. Given that the typical auction cycle for full dinosaur skeletons occurs every 18-24 months, securing this specimen at a $13.75M market cap before full excavation is complete presents a rare advantage. Once the skeleton is fully mounted and publicly displayed, we have the potential to ignite a bidding war or arrange a premium private sale, without the need for the asset to trade on our secondary market.

BCQ 24 Bone Map

As of today, the quarry is closed for winter and the current bone count represents ~65% of total bone volume *(shown here in chestnut brown)*. Additional blocks of earth that include yet-to-be catalogued bones have been encased in plaster field jackets, and work continues at the temperature controlled Arizona lab of Thomas Lindgren with the dig team to excavate and identify key pieces of BCQ 24.

The official bone map will be updated regularly leading up to and after the December public offering via bi-weekly investor communications from the start of the IPO through exit.


1M


BCQ 24
Bone Cabin Quarry
Dig Site, Morrison Formation
Albany County, WY


BCQ 24
Bone Cabin Quarry
Dig Site + Satellite View, Morrison Formation
Albany County, WY


Bone Bed
BCQ 24
Barosaur
Dryosaur
Goniopholis
Bone Bed



BCQ 24

Vertebrae Cataloguing
GeoDecor Excavation Lab - Tucson, AZ
November 2024

BCQ 24

Tibia-Fibula
GeoDecor Excavation Lab - Tucson, AZ
November 2024




PHOTO
SCALE


BCQ 24
Complete Tail Spikes (Thagomizer)
GeoDecor Excavation Lab - Tucson, AZ
November 2024

BCQ 24

Back Plate / Fin
GeoDecor Excavation Lab - Tucson, AZ
November 2024





BCQ 24

Ongoing Excavation Work / Plaster Jackets
GeoDecor Excavation Lab - Tucson, AZ
November 2024


BCQ 24
Ongoing Excavation Work
GeoDecor Excavation Lab - Tucson, AZ
November 2024



BCQ 24

Ongoing Excavation Work
GeoDecor Excavation Lab - Tucson, AZ
November 2024

To recieve additional information and participate in the "BCQ 24" Stegosaurus Skeleton IPO, send a message requesting access to:

STEG@RALLYRD.COM

@RALLY

@ONRALLYRD

RALLYRD.COM

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